Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated April 30, 2026 relating to the financial statements of Arrived Debt Fund, LLC, which comprise the balance sheets as of December 31, 2025 and 2024 and the related statements of comprehensive income, changes in members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes to the financial statements.

/s/ Stephano Slack LLC

Wayne, Pennsylvania
June 22, 2026